Exhibit 99.1

Goldman Sachs BDC, Inc. Reports June 30, 2019 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – August 1, 2019

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today reported financial results for the second quarter ended June 30, 2019 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

◾	Net investment income for the quarter ended June 30, 2019 was $0.47 per share, equating to an annualized net investment income yield on book value of 10.9%;

◾	The Company announced a third quarter dividend of $0.45 per share payable to shareholders of record as of September 30, 2019;[1]

◾	Net asset value per share for the quarter ended June 30, 2019 was $17.21, as compared to $17.25 as of March 31, 2019;

◾	Gross and net originations were $117.3 million and $(37.3) million, respectively, driven by 100% of gross originations in first lien debt investments;[2] and

◾

The Company and its partner in the Senior Credit Fund, LLC (“SCF”) dissolved their joint venture partnership, resulting in a distribution of the SCF’s assets on a pro-rata basis to the partners following repayment of the SCF’s debt obligations. In connection with this dissolution, the Company received $215.1 million of assets at amortized cost comprised primarily of first lien loans from the SCF. This transaction resulted in net balance sheet growth of $115.1 million at amortized cost.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2019	As of March 31, 2019

Investment portfolio, at fair value[2]	$1,533.7	$1,405.1
Total debt outstanding[3]	$847.3	$709.3
Net assets	$693.4	$694.7
Net asset value per share	$17.21	$17.25

	Three Months Ended June 30, 2019	Three Months Ended March 31, 2019

Total investment income	$38.4	$36.5
Net investment income after taxes	$19.1	$22.3
Net increase in net assets resulting from operations	$16.1	$2.2

Net investment income per share (basic and diluted)	$0.47	$0.55
Earnings per share (basic and diluted)	$0.40	$0.06
Regular distribution per share	$0.45	$0.45

INVESTMENT ACTIVITY2

During the three months ended June 30, 2019, new investment commitments and fundings were $117.3 million and $165.5 million, respectively. The new investment commitments were across five new portfolio companies and seven existing portfolio companies. New investment commitments were comprised of 100.0% first lien debt investments. The Company had sales and repayments of $154.6 million primarily driven by the full repayment of investments in six portfolio companies.

Summary of Investment Activity for the Three Months Ended June 30, 2019:

	New Investment Commitments		Sales and Repayments

Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$117.3	100.0%	$151.1	97.7%
1st Lien/Last-Out Unitranche	-	-%	0.1	0.1%
2nd Lien/Senior Secured Debt	-	-%	3.4	2.2%
Unsecured Debt	-	-%	-	-%
Preferred Stock	-	-%	-	-%
Common Stock	-	-%	-	-%
Total	$117.3	100.0%	$154.6	100.0%

PORTFOLIO SUMMARY2

As of June 30, 2019, the Company’s investment portfolio had an aggregate fair value of $1,533.7 million, comprised of investments in 101 portfolio companies operating across 37 different industries. The investment portfolio on a fair value basis was comprised of 92.9% secured debt investments (74.4% in first lien debt (including 6.6% in first lien/last-out unitranche debt) and 18.5% in second lien debt), 0.5% in unsecured debt, 3.1% in preferred stock and 3.5% in common stock.

Summary of Investment Portfolio as of June 30, 2019:

	Investments at Fair Value

Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$1,040.3	67.8%
1st Lien/Last-Out Unitranche	101.2	6.6%
2nd Lien/Senior Secured Debt	283.4	18.5%
Unsecured Debt	7.1	0.5%
Preferred Stock	47.8	3.1%
Common Stock	53.9	3.5%
Total	$1,533.7	100.0%

As of June 30, 2019, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 8.7% and 9.4%, respectively, as compared to 9.3% and 9.9%, respectively, as of March 31, 2019. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 9.8% and 10.5%, respectively, versus 10.7% and 11.1%, respectively, as March 31, 2019.4

As of June 30, 2019, 96.8% of the Company’s debt investments on a fair value basis bore interest at a floating rate.5

As of June 30, 2019, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.5x versus 5.3x as of March 31, 2019. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.3x versus 2.2x as of March 31, 2019. The median EBITDA of the portfolio companies was $35.9 million versus $25.5 million as of March 31, 2019.6

As of June 30, 2019, investments on non-accrual status represented 3.5% and 3.9% of the total investment portfolio at fair value and amortized cost, respectively. As previously disclosed, the Company’s first lien, last-out unitranche debt investment in NTS Communications, Inc. (“NTS”) was placed on non-accrual status during the quarter ended December 31, 2018. This investment represents 3.2% and 3.5% of the total investment portfolio at fair value and amortized cost, respectively. The Company currently expects that this investment will be repaid during the quarter ending September 30, 2019, in connection with the sale of NTS. However, the exact timing is dependent on the satisfaction of certain closing conditions to the sale transaction, including receipt of Federal Communications Commission approval.

Excluding the Company’s investment in NTS, non-accruals represented 0.3% and 0.4% of the total investment portfolio at fair value and amortized cost, respectively.

RESULTS OF OPERATIONS

Total investment income for the three months ended June 30, 2019 and March 31, 2019 was $38.4 million and $36.5 million, respectively. The increase in investment income was primarily driven by an increase in prepayment fees and accelerated accretion. The $38.4 million of total investment income was comprised of $34.8 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.9 million from other income and $2.7 million from prepayment related income.7

Total expenses before taxes for the three months ended June 30, 2019 and March 31, 2019 were $18.9 million and $13.8 million, respectively. The $5.1 million increase in expenses was primarily driven by an increase in incentive fees and an increase in interest and other debt expenses due to a higher average daily borrowing during the quarter. The $18.9 million of total expenses before taxes were comprised of $9.5 million of interest and other debt expenses, $3.7 million of management fees, $4.1 million of incentive fees and $1.6 million of other operating expenses.

Net investment income after taxes for the three months ended June 30, 2019 was $19.1 million, or $0.47 per share, compared with $22.3 million, or $0.55 per share per share for the three months ended March 31, 2019.

During the three months ended June 30, 2019, the Company had net realized and unrealized (losses) of $(2.9) million and had benefit for taxes on unrealized depreciation on investments of $(0.1) million.

Net increase in net assets resulting from operations for the three months ended June 30, 2019 was $16.1 million, or $0.40 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2019, the Company had $847.3 million of total principal amount of debt outstanding, comprised of $692.3 million of outstanding borrowings under its revolving credit facility and $155.0 million of convertible notes.8 The combined weighted average interest rate on debt outstanding was 4.42% for the six months ended June 30, 2019. As of June 30, 2019, the Company had $102.7 million of availability under its revolving credit facility and $10.1 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 1.11x and 1.22x, respectively, for the three months ended June 30, 2019, as compared with 0.98x and 1.02x, respectively, for the three months ended March 31, 2019.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 2, 2019 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 2489089. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on August 2, 2019 through September 2, 2019. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 2489089. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on October 15, 2019 to holders of record as of September 30, 2019.

2 The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of June 30, 2019, the Company did not have an investment in the money market fund.

3 Total debt outstanding excluding netting of debt issuance costs of $4.5 million and $4.9 million, respectively, as of June 30, 2019 and March 31, 2019.

4 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

5 The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

6 For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The weighted average net debt to EBITDA calculation for the Company as of March 31, 2019 includes its exposure to underlying debt investments in the SCF.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The weighted average interest coverage calculation for the Company as of March 31, 2019 includes its exposure to underlying debt investments in the SCF.

Median EBITDA is based on our debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. The median EBITDA calculation for the Company as of March 31, 2019 includes its exposure to underlying debt investments in the SCF.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2019 and March 31, 2019, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 18.4% and 20.0%, respectively, of total debt investments, including, as of March 31, 2019, our investment in the Senior Credit Fund, at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

7 Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

8 Debt outstanding denominated in currencies other than U.S. Dollars (“USD”) have been converted to USD using applicable foreign currency exchange rate as of June 30, 2019.

9The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2019 (unaudited)	December 31, 2018
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,348,177 and $1,155,641, respectively)	$1,327,343	$1,129,036
Non-controlled affiliated investments (cost of $139,938 and $143,700, respectively)	125,411	126,089
Controlled affiliated investments (cost of $85,308 and $126,217, respectively)	80,956	120,319
Cash	10,122	6,113
Receivable for investments sold	9,058	47
Unrealized appreciation on foreign currency forward contracts	122	89
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	7,642	6,969
Dividend receivable from controlled affiliated investments	-	2,550
Deferred financing costs	5,153	5,436
Deferred offering costs	225	165
Other assets	1,653	163

Total assets	$1,567,685	$1,396,976

Liabilities
Debt (net of debt issuance costs of $4,507 and $5,318, respectively)	$842,820	$659,101
Interest and other debt expenses payable	2,597	2,428
Management fees payable	3,742	3,434
Incentive fees payable	4,144	-
Distribution payable	18,136	18,102
Payable for investments purchased	9	-
Directors’ fees payable	110	-
Accrued offering costs	202	2
Accrued expenses and other liabilities	2,498	4,017

Total liabilities	$874,258	$687,084

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$-	$-
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,302,522 and 40,227,625 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively)	40	40
Paid-in capital in excess of par	803,662	802,216
Distributable earnings	(108,854)	(90,943)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$693,427	$709,892

TOTAL LIABILITIES AND NET ASSETS	$1,567,685	$1,396,976

Net asset value per share	$17.21	$17.65

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$34,713	$31,228	$66,282	$61,018
Payment-in-kind	174	—	476	—
Other income	870	737	1,521	973

Total investment income from non-controlled/non-affiliated investments	35,757	31,965	68,279	61,991
From non-controlled affiliated investments:
Payment-in-kind	376	1,962	745	3,903
Interest income	576	659	1,194	1,047
Dividend income	53	10	85	17
Other income	11	9	22	15

Total investment income from non-controlled affiliated investments	1,016	2,640	2,046	4,982
From controlled affiliated investments:
Payment-in-kind	565	433	1,100	806
Interest Income	63	—	63	—
Dividend income	1,000	2,200	3,450	5,000

Total investment income from controlled affiliated investments	1,628	2,633	4,613	5,806

Total investment income	$38,401	$37,238	$74,938	$72,779

Expenses:
Interest and other debt expenses	$9,501	$6,173	$17,954	$11,896
Management fees	3,742	4,479	7,278	9,282
Incentive fees	4,144	4,342	4,637	9,026
Professional fees	689	1,058	1,331	1,728
Administration, custodian and transfer agent fees	239	232	479	463
Directors’ fees	114	117	227	218
Other expenses	433	370	769	679

Total expenses	$18,862	$16,771	$32,675	$33,292

NET INVESTMENT INCOME BEFORE TAXES	$19,539	$20,467	$42,263	$39,487

Income tax expense, including excise tax	$452	$304	$891	$589

NET INVESTMENT INCOME AFTER TAXES	$19,087	$20,163	$41,372	$38,898

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(8,570)	$100	$(33,292)	$1,767
Non-controlled affiliated investments	—	—	—	9
Controlled affiliated investments	(673)	—	(673)	—
Foreign currency forward contracts	34	—	52	—
Foreign currency transactions	(10)	—	(16)	—
Net change in unrealized appreciation (depreciation) from:				—
Non controlled/non-affiliated investments	(1,435)	(481)	5,771	(784)
Non-controlled affiliated investments	5,840	(1,492)	3,084	(2,477)
Controlled affiliated investments	2,440	(824)	1,546	(1,049)
Foreign currency forward contracts	(45)	—	33	—
Foreign currency translations	(507)	—	295	—

Net realized and unrealized gains (losses)	$(2,926)	$(2,697)	$(23,200)	$(2,534)
(Provision) benefit for taxes on realized gain/loss on investments	121	1	121	(446)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(152)	—	52	—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$16,130	$17,467	$18,345	$35,918

Net investment income per share (basic and diluted)	$0.47	$0.50	$1.03	$0.97
Earnings per share (basic and diluted)	$0.40	$0.43	$0.46	$0.89
Weighted average shares outstanding	40,297,090	40,171,957	40,279,173	40,161,297

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.